As filed with the Securities and Exchange Commission on December 22, 2016
Registration No. [_______________]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________________

RAVE RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	45-3189287 (I.R.S. Employer Identification Number)
3551 Plano Parkway
The Colony, Texas 75056
(469) 384-5000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
____________________________

Clinton J. Coleman
Interim President and Chief Executive Officer
Rave Restaurant Group, Inc.
3551 Plano Parkway
The Colony, Texas 75056
(469) 384-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven D. Davidson Melissa M. Winchester McGuire, Craddock & Strother, P.C. 2501 N. Harwood Suite 1800 Dallas, Texas 75201 (214) 954-6800
______________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
_________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐      Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

4% Convertible Senior Notes due 2022,
    par $100, issuable upon exercise of
    nontransferable rights
Common Stock, $0.01 par value per share,
    issuable upon conversion of 4%
    Convertible Senior Notes due 2022
	$3,000,000 (1) (3)	$100 (3)	$3,000,000 (2) (3)	$348 (4)

(1)	Represents the aggregate principal amount of the 4% Convertible Senior Notes due 2022 being registered hereunder.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act.
(3)	An indeterminate number of shares of common stock are registered hereunder for issuance by the registrant from time to time upon conversion of 4% Convertible Senior Notes due 2022.
(4)
No additional consideration will be received for shares of common stock issuable upon conversion of the notes registered hereby. Therefore, pursuant to Rule 457(i) under the Securities Act, no registration fee is required in connection with the common stock registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.   This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 22, 2016
PROSPECTUS
Rave Restaurant Group, Inc.
Minimum $1,000,000 and maximum $3,000,000 principal amount of 4% Convertible Senior Notes due 2022, par $100, issuable upon exercise of nontransferable rights

Our Board of directors has declared a dividend of subscription rights to holders of record of our common stock as of December 21, 2016.  Through this prospectus, we are offering a minimum of $1,000,000 and up to a maximum of $3,000,000 of our 4% Convertible Senior Notes due 2022, par value $100 each, which rights holders may purchase upon exercising such subscription rights.
You are entitled to 0.2817% of a right for each share of common stock owned on the record date of December 21, 2016 (i.e., one right for each 355 shares).  The number of rights issued has been rounded to the nearest whole number.  No fractional rights have been issued.  Each whole right entitles you to purchase one of our 4% Convertible Senior Notes due 2022, at the par value of $100 each.
The convertible notes will bear interest at the rate of 4% per annum on the principal or par value of $100 per note, payable annually in arrears on February 15 of each year, commencing February 15, 2018.  Each interest payment will be payable in cash or, at our sole discretion, in shares of our common stock as described herein.  The convertible notes mature on February 15, 2022, at which time all principal and unpaid interest will be payable in cash or, at our sole discretion, in shares of our common stock.
Noteholders may convert their notes to common stock effective on February 15, May 15, August 15 and November 15 of each year, unless we sooner elect to redeem the notes.  The conversion price is $2.00 per share of common stock (i.e., 50 shares per convertible note), subject to adjustment as described herein.  We will pay accrued interest through the effective date of the conversion in cash or, at our sole discretion, in shares of our common stock.
The rights are currently exercisable and will expire if they are not exercised by 5:00 p.m., Dallas, Texas time, on [_______________], 2017.  We may extend the period for exercising the rights for up to 30 days in our sole discretion.  If you want to exercise your rights, you must submit your subscription documents to us before the expiration date.
The proceeds from the exercise of rights are intended to be used to repay indebtedness, fund continued restaurant development activity and provide working capital for general corporate purposes.
The convertible notes are not currently traded on any market. An application has been filed for "DTC eligibility" for over-the-counter trading of the convertible notes.  Shares of our common stock are traded on the Nasdaq Capital Market under the symbol "RAVE."  The aggregate market value of our common stock held by non-affiliates is approximately $13.9 million based on the closing price of such common stock on the Nasdaq Capital Market of $1.82 per share on December 20, 2016.
AN INVESTMENT IN OUR 4% CONVERTIBLE SENIOR NOTES DUE 2022 INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS BEFORE INVESTING IN OUR CONVERTIBLE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
_______________________

The date of this prospectus is __________, 201__.

TABLE OF CONTENTS

Page
About this Prospectus	1

Special Note Regarding Forward-Looking Statements	1

Company Overview	2

Rights Offering Summary	4

Risk Factors	6

Use of Proceeds	14

The Rights Offering	14

Description of the Convertible Notes	20

Description of Common Stock	27

Federal Income Tax Considerations	29

Plan of Distribution	34

Legal Matters	35

Experts	35

Where You Can Find More Information	35

Information Incorporated by Reference	35

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC").  You should carefully read this prospectus, as well as the information incorporated in this prospectus by reference.  See, "Information Incorporated by Reference."  Any information in any prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement.
Unless the context requires otherwise, in this prospectus the term "Rave" refers solely to Rave Restaurant Group, Inc., and the capitalized term "Company," as well as first person references to "we," "our" and "us," refer to Rave and its direct and indirect subsidiaries.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus summary and the materials incorporated herein by reference contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are intended to be covered by the safe harbors created thereby.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" or similar expressions.  These statements include the plans and objectives of management for future operations, including plans and objectives relating to future growth of our business activities and availability of funds.  Statements regarding the following subjects are forward-looking by their nature:
•	our business and growth strategies;
•	our performance goals;
•	our projected financial condition and operating results;
•	our understanding of our competition;
•	industry and market trends;
•	our use of the proceeds of this offering; and
•	any other statements or assumptions that are not historical facts.
The forward-looking statements included in this prospectus, any prospectus summary and the materials incorporated herein by reference are based on current expectations that involve numerous risks and uncertainties.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework, and business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.  Although we believe that the assumptions underlying these forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus, any prospectus summary or any of the materials incorporated herein by reference will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

COMPANY OVERVIEW
General

We operate and franchise domestic fast casual restaurants ("Pie Five Units") under the trademarks "Pie Five Pizza Company" or "Pie Five" and operate and franchise pizza buffet restaurants ("Buffet Units"), delivery/carry-out restaurants ("Delco Units") and express restaurants ("Express Units") domestically and internationally under the trademark "Pizza Inn."  We provide or facilitate the procurement and distribution of food, equipment and supplies to our domestic and international system of restaurants through our Norco Restaurant Services Company ("Norco") division and through agreements with third party distributors.

We have offered consumers affordable, high quality pizza since 1958, when the first Pizza Inn restaurant opened in Dallas, Texas.  We awarded our first franchise in 1963 and opened our first buffet restaurant in 1969.  We began franchising the Pizza Inn brand internationally in the late 1970's.  In 1993, our stock began trading on the Nasdaq Stock Market, and presently trades on the Nasdaq Capital Market under the ticker symbol "RAVE."  In June 2011, we opened the first Pie Five restaurant in Ft. Worth, Texas. We signed our first franchise development agreement for Pie Five in 2012.

Our principal executive offices are located at 3551 Plano Parkway, The Colony, Texas 75056, and our telephone number is (469) 384-5000.

Our Concepts

We operate and franchise restaurant concepts under two distinct brands: Pie Five and Pizza Inn.

Pie Five

Pie Five is a fast-casual pizza concept that creates individualized pizzas which are baked in 140 seconds in our specially designed oven.  Pizzas are created at the direction of our customers who choose from a variety of freshly prepared and displayed toppings, cheeses, sauces and doughs and complete their purchase process in less than five minutes.  Customers can also get freshly prepared entrée and side salads, also made to order from our recipes or at the customer's direction.  They can also choose from several baked daily desserts like brownies, cookie pies, and cakes.  A variety of soft beverages are available, as well as beer and wine in some locations.

Pie Five restaurants typically occupy leased, in-line or end-cap space of between 1,800 and 2,400 square feet in retail strip or multi-unit retail space.  The restaurants typically are located in high traffic, high visibility urban or suburban sites in mid to large size metropolitan areas.  With seating for 65 to 85 customers in most units, and patio seating when available, Pie Five restaurants primarily serve lunch and dinner to families, adults and children of all ages.  Sales are predominantly on-premise though carry out is offered as well. We recently began implementing online and mobile ordering capability.  Future sales growth initiatives may include delivery, drive-through and catering services.  Due to the relatively compact footprint of the restaurants, and other operating advantages, we also believe Pie Five is well suited for non-traditional locations such as airports and college campuses.

As of the date of this prospectus, we owned and operated 29 Pie Five restaurants, had 70 franchised Pie Five restaurants and had signed development agreements for an additional 305 franchised Pie Five restaurants.

Pizza Inn

We operate Buffet Units, Delco Units and Express Units under the Pizza Inn brand.  Buffet Units and Delco Units feature crusts that are hand-made from dough made fresh in the restaurant each day.  Our pizzas are made from a proprietary all-in-one flour mixture, real mozzarella cheese and a proprietary mix of classic pizza spices.  In international markets, the menu mix of toppings and side items is occasionally adapted to local tastes.

 Buffet Units offer dine-in, carryout and catering service and, in many cases, also offer delivery service.  Buffet Units offer a variety of pizza crusts with standard toppings and special combinations of toppings in addition to pasta, salad, sandwiches, appetizers, desserts and beverages, including beer and wine in some locations, in an informal, family-oriented atmosphere.  We occasionally offer other items on a limited promotional basis.  Buffet Units are generally located in free standing buildings or strip center locations in retail developments in close proximity to offices, shopping centers and residential areas.  The current standard Buffet Units are between 2,100 and 4,500 square feet in size and seat 120 to 185 customers.  The interior decor is designed to promote a casual, lively, contemporary, family-style atmosphere.  Some Buffet Units feature game rooms that offer a range of electronic game entertainment for the entire family.

Delco Units offer delivery and carryout service only and are typically located in shopping centers or other in-line retail developments.  Delco Units typically offer a variety of crusts and some combination of side items.  Delco Units occupy approximately 1,200 square feet, are primarily production facilities and, in most instances, do not offer seating.    The decor of the Delco Unit is designed to be bright and highly visible and feature neon lighted displays and awnings.  We have attempted to locate Delco Units strategically to facilitate timely delivery service and to provide easy access for carryout service.

Express Units serve our customers through a variety of non-traditional points of sale.  Express Units are typically located in a convenience store, food court, college campus, airport terminal, travel plaza, athletic facility or other commercial facility.  They have limited or no seating and solely offer quick carryout service of a limited menu of pizza and other foods and beverages.  An Express Unit typically occupies approximately 200 to 400 square feet and is commonly operated by the operator or food service licensee of the commercial host facility.  We have developed a high-quality pre-prepared crust that is topped and cooked on-site, allowing this concept to offer a lower initial investment and reduced labor and operating costs while maintaining product quality and consistency.  Like Delco Units, Express Units are primarily production-oriented facilities and, therefore, do not require all of the equipment, labor or square footage of the Buffet Unit.

As of the date of this prospectus, we owned and operated one Buffet Unit and had domestic franchises for 96 Buffet Units, 14 Delco Units and 51 Express Units, as well as international franchises for 12 Buffet Units, 41 Delco Units and eight Express Units.

Reasons for this Offering

Since 2013, we have funded the rapid expansion of our Pie Five chain primarily from operating cash flow and the proceeds of at-the-market sales of shares of our common stock under registration statements on Form S-3.  To date, we have sold an aggregate of 2,083,372 shares of our common stock and have realized aggregate gross proceeds of $16.1 million from such at-the-market offerings.  However, as a result of declines in our stock price, our board of directors presently believes that continued at-the-market sales of shares of our common stock is unnecessarily dilutive to our existing shareholders.  Additionally, recent decreases in average weekly sales and comparable store sales for Pie Five restaurants have diminished the operating cash flow available to continue development of the Pie Five concept and provide necessary working capital.

As an interim measure, our largest shareholder, Newcastle Partners LP, has provided the Company a $1.0 million short term loan.  However, our board of directors believes that this rights offering provides the best means for satisfying our current cash needs by providing our existing shareholders the opportunity to participate in funding these needs while maintaining their percentage ownership in the Company.  Newcastle Partners LP has committed to exercise at least its basic subscription rights and thereby purchase at least $487,000 of the convertible notes.

RIGHTS OFFERING SUMMARY

Issuer:	Rave Restaurant Group, Inc.

Rights Dividend:
Shareholders are entitled to 0.2817% of a subscription right for each share of our common stock held of record as date of December 21, 2016 (i.e., one subscription right for each 355 shares).  The number of subscription rights has been rounded to the nearest whole number. No fractional rights have been issued.

Subscription Privilege:	Each whole subscription right entitles the holder to purchase one 4% Convertible Senior Note due 2022 during the subscription period.

Securities Offered:	Minimum $1,000,000 and maximum $3,000,000 of 4% Convertible Senior Notes due 2022, par value $100 each.

Subscription Price:	$100 per subscription right (i.e., par value for each convertible note).

Expiration of Subscription Period:	5:00 p.m., Dallas, Texas time, on [__________], 2017, unless extended by us for up to 30 days in our sole discretion.

Oversubscription Privilege:
If less than all of the subscription rights are exercised, then those shareholders who have fully exercised their basic subscription right will be entitled to purchase an allocable portion of the convertible notes unpurchased by other rights holders at the same purchase price of $100 per convertible note.

Escrow Account:
Until at least the minimum amount of convertible notes is subscribed, subscription payments will be held in an escrow account with Securities Transfer Corporation.  If at least the minimum amount is not subscribed, all subscription payments will be returned and no convertible notes will be issued.

Subscription Rights not Transferable:	With limited exceptions, the subscription rights may not be sold, transferred or assigned by any shareholder.

No Revocation:	Shareholders who exercise any of their subscription rights will not be permitted to revoke or change the exercise or request a refund of monies paid.

Use of Proceeds:	Repayment of indebtedness, continued restaurant development activities and working capital for general corporate purposes.

Indenture and Trustee:
The convertible notes will be issued under an indenture between us and Securities Transfer Corporation, as trustee, governing the terms and conditions of the convertible notes.  Pursuant to an available exemption, the indenture will not be registered under or governed by the Trust Indenture Act of 1939, as amended.

Terms of Convertible Notes:
The convertible notes will bear interest at the rate of 4% per annum on the principal or par value of $100 per note, payable annually in arrears on February 15, commencing February 15, 2018.  Each interest payment prior to maturity will be payable in cash or, at our sole discretion, in shares of our common stock.  The convertible notes mature on February 15, 2022, at which time all principal and unpaid interest will be payable in cash or, at our sole discretion, in shares of our common stock.

Conversion Rights:
Noteholders may convert their notes to common stock effective on February 15, May 15, August 15 and November 15 of each year,, unless we sooner elect to redeem the notes.  The conversion price is $2.00 per share of common stock (i.e., 50 shares per convertible note), subject to certain adjustments. Accrued interest will be paid through the effective date of the conversion in cash or, at our sole discretion, in shares of our common stock

Redemption:
We may redeem the outstanding convertible notes at any time on or after February 15, 2018, and prior to maturity, at 110% of par plus any accrued unpaid interest.  Holders will have a period of 30 days following our delivery of a notice of redemption to convert their notes, after which such conversion rights will terminate.  There will be no sinking fund for redemption of the convertible notes.

Ranking:
The convertible notes will be senior unsecured obligations of Rave and will: (1) rank senior in right of payment to any indebtedness that is expressly subordinated in right of payment to the convertible notes; (2) rank equally in right of payment with any of Rave's unsecured indebtedness that is not so subordinated; (3) be effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (4) be structurally junior to the indebtedness and other liabilities of Rave's direct and indirect subsidiaries.

Book-Entry Form:
The convertible notes will be issued in book-entry form and will be represented by permanent global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the convertible notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Trading Market for Convertible Notes:
The convertible notes will be transferable following their issuance.  However, the convertible notes are not expected to be listed for trading on any exchange. An application has been filed for "DTC eligibility" for over-the-counter trading for the convertible notes.  There is currently no established market for the convertible notes and we cannot assure the development or liquidity of any market for the convertible notes.

Trading Market for Common Stock:	Our common stock is traded on the Nasdaq Capital Market under the symbol "RAVE."

Risk Factors:	See "Risk Factors" beginning at page 6.

RISK FACTORS
Investing in our 4% Convertible Senior Notes due 2022 or our common stock involves a number of risks. Before you decide to exercise subscription rights to purchase our convertible notes, you should carefully consider the risk factors set forth below and in the materials incorporated by reference herein.
Risks Associated with Our Business
The inability to successfully implement any aspect of our growth strategy could adversely affect our revenues and operating profits.
Our growth strategy includes developing new Company-owned and franchised Pie Five restaurants, as well as franchised Pizza Inn restaurants reflecting our updated Buffet Unit concept.  Our growth strategy also relies on increasing Pie Five chainwide average per store sales, which have recently declined.  We may be unable to achieve all or any of these objectives, which could adversely affect our revenues and operating profits.
We may be unable to maintain or accelerate the pace of development of new restaurants in accordance with our growth strategy.
Our ability to open new Company-owned Pie Five Units is largely dependent on our ability to identify and secure suitable locations, to manage and fund the development of such locations and to train and staff the restaurants.  The rate at which we will be able to expand both concepts through franchise development is determined in part by our success in attracting and selecting qualified franchisees, by our ability to identify satisfactory sites in appropriate markets and by our ability to continue training and monitoring our franchisees.  Accordingly, we may not be able to open restaurants in markets now targeted for expansion or otherwise meet our growth targets, thereby adversely impacting our revenues and operating profits.
The development of new Company-owned Pie Five Units is partially dependent on the availability of adequate capital.
Our ability to develop new Company-owned Pie Five Units depends, in part, on the availability of adequate capital to finance development and pre-opening costs and other growth-related expenses.  We expect to fund planned capital expenditures primarily from operating cash flow supplemented by the proceeds of this offering.  We do not presently have any bank credit facilities in place.  As a result, lower than anticipated revenues, increased expenses, changes in our operating plans, or other events could result in the need for additional capital for us to timely develop the desired number of new Company-owned Pie Five Units.  If such additional capital is not available on acceptable terms, or at all, our growth strategy could be compromised which, in turn, could adversely affect our revenues and operating profits.
We may be unable to consistently develop high performing new Company-owned and franchised Pie Five Units.
Our growth strategy relies, in part, on increasing Pie Five chainwide average per store sales primarily by developing new Company-owned and franchised Pie Five Units with higher average per store sales.  Increasing average per store sales is largely a function of customer traffic, customer experience and the average check per customer.  These factors may be influenced by, among other things, general economic conditions, the quality of restaurant sites, competitive pressures, consumer preferences, consumer perceptions of our reputation and product offerings, and customer experiences in our restaurants.  If newly developed Pie Five Units do not perform as we expect, our revenues will be adversely affected and we may experience difficulty attracting new franchisees, thereby impeding our growth strategy and adversely affecting our business and operating profits.

The closure of existing restaurants or abandonment of development sites could offset the development of new restaurants.
A significant number of franchised Pizza Inn restaurants have been closed in the past decade.  In addition, several Company-owned and franchised Pie Five Units have been closed during the last 12 months and several locations leased by us for future development of Company-owned Pie Five Units have been abandoned.  If these trends continue, the successful development of new restaurants could be partially or wholly offset by the closure of existing restaurants or abandonment of development sites.  Therefore, although closed restaurants are typically underperforming units and abandoned sites are considered no longer attractive, the continued closure of restaurants or abandonment of development sites could undermine our growth initiatives and adversely impact our revenues and operating profits.
Unfavorable resolution of lease disputes with respect to abandoned development sites could adversely affect our cash flow and results of operations.
We have determined to close several Company-owned Pie Five Units and abandon several locations leased by us for future development of Company-owned Pie Five Units.  The leases for these closed stores and abandoned development sites have ten year terms.  We previously reached agreements with the landlords to terminate the leases at most of these locations.   However, we are continuing to negotiate with the landlords to terminate the leases with respect to several remaining sites.  If we are unable to negotiate reasonable terms for termination of these remaining leases, our cash flow and results of operations could be adversely affected.
We may be harmed by actions taken by our franchisees that are outside of our control.
A significant portion of our earnings comes from royalties paid by our franchisees, as well as food and supply sales to franchised restaurants. Franchisees are independent operators whose personnel are not our employees. We provide training and support to franchisees, but the quality of franchised restaurant operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate restaurants in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and revenues could decline. Our franchisees may take actions that adversely affect the value of our intellectual property or reputation. The failure of our domestic and international franchisees to operate their franchises successfully could reduce the amount of royalties payable to us and/or the amount of food and supply sales by us. Further, since domestic franchisees are only required to purchase certain proprietary items from Norco, changes in their purchasing practices could diminish our sales of food and supplies.  Additionally, if one or more of our key franchisees were to become insolvent or otherwise were unable or unwilling to pay amounts due to us, our business and results of operations would be adversely affected.
Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.
Our success will depend to a significant extent on our leadership team and other key management personnel. We may not be able to retain our executive officers and key personnel or attract additional qualified management. Our success also will depend on our ability to attract and retain qualified personnel to oversee our restaurants, distribution operations and international operations. The loss of these employees or any inability to recruit and retain qualified personnel could have a material adverse effect on our operating results.
We face risks of litigation from customers, franchisees, employees and others in the ordinary course of business, which diverts our financial and management resources. Any adverse litigation or publicity may negatively impact our financial condition and results of operations.
Claims of illness or injury relating to food quality or food handling are common in the food service industry. In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our financial condition, results of operations and brand reputation, hindering our ability to attract and retain franchisees and grow our business.  Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. If one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, financial condition and operating results could be harmed.

Shortages or interruptions in the delivery of food products could adversely affect our operating results.
We and our franchisees are dependent on frequent deliveries of food products that meet our specifications. Our Norco distribution division provides product sourcing, purchasing, quality assurance, research and development, franchisee order and billing services, and logistics support functions.  We outsource warehousing and delivery services to third party restaurant distribution companies that deliver products to all domestic restaurants.  Interruptions in the delivery of food products caused by unanticipated demand, problems in production or distribution by Norco, our suppliers, or our distribution service providers, inclement weather (including hurricanes and other natural disasters) or other conditions could adversely affect the availability, quality and cost of ingredients, which could adversely affect our operating results.  Further, although our Company-owned domestic restaurants purchase substantially all food and related products from Norco, domestic franchisees are only required to purchase certain proprietary items from Norco.  Therefore, changes in purchasing practices by domestic franchisees as a result of delivery disruptions or otherwise could adversely affect our financial results.
An increase in the cost of commodities such as cheese, or other operating expenses, including utilities and labor, could adversely affect our profitability and operating results.
An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased food costs, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Most of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers or franchisees.  Most ingredients used in our pizza, particularly cheese, are subject to significant price fluctuations as a result of seasonality, weather, availability, demand and other factors. Sustained increases in utility costs could also adversely affect the profitability of our restaurants.  Further, government initiatives, such as health care reform and minimum wage rate increases, could increase our operating costs and adversely affect our operating results.
If we are not able to continue purchasing our key pizza ingredients from our current suppliers or find suitable replacement suppliers, our financial results could be adversely affected.
We are dependent on a few suppliers for some of our key pizza ingredients. Domestically, we rely upon sole suppliers for our cheese, meat toppings, sauce and certain other proprietary products. Alternative sources for these key ingredients may not be available on a timely basis or be available on terms as favorable to us as under our current arrangements. Any disruptions in our supply of key ingredients could adversely affect our operations.
We are subject to extensive government regulation, and any failure to comply with existing or adopted regulations could adversely affect our business and operating results.
We are subject to numerous federal, state, local and foreign laws, rules and regulations, including those relating to:
•	the preparation and sale of food;
•	building and zoning requirements;
•	minimum wage, citizenship, overtime, health insurance, and other labor requirements; and
•	working and safety conditions.

If we fail to comply with existing or future laws, rules and regulations, we may be subject to governmental or judicial fines or sanctions. In addition, our capital expenditures could increase due to remediation measures that may be required if we are found to be noncompliant with any of these laws or regulations.

We are also subject to a Federal Trade Commission rule and to various state and foreign laws that govern the offer and sale of franchises. These laws regulate various aspects of the franchise relationship, including terminations and the refusal to renew franchises. The failure to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales, fines or other penalties, or require us to make offers of rescission or restitution, any of which could adversely affect our business and operating results.
We may be required to defend our intellectual property rights, which could negatively affect our results of operations.
We depend on our Pizza Inn and Pie Five brand names and rely on a combination of trademarks, copyrights, service marks and similar intellectual property rights to promote these brands. We believe the success of our business depends on our continued ability to use our existing trademarks and service marks to increase brand awareness and further develop our brands, both domestically and abroad. We may not be able to adequately protect our intellectual property rights or we may be required to resort to litigation to enforce such rights. Litigation or settlements could result in high costs and diversion of resources, which could negatively affect our results of operations, regardless of the outcome.
Information technology disruptions or security breaches could adversely impact our operations and business.
We rely on our computer systems and network infrastructure for numerous aspects of our operations.  Our operations depend upon our ability to protect our computer equipment and systems against damage from physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from internal and external security breaches, viruses, worms and other disruptive problems.  In addition, any actual or alleged security breach of the credit or debit card information of customers of our Company-owned restaurants could result in lawsuits, require notification of customers and/or result in adverse publicity.  Therefore, any damage, failure or breach of our computer systems or network infrastructure could have a material adverse effect on our business.
Our current insurance coverage may not be adequate, our insurance premiums may increase and we may not be able to obtain insurance at acceptable rates, or at all.
Our insurance policies may not be adequate to protect us from liabilities that we incur in our business. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any such inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.
Risks Associated With Our Common Stock
Although our common stock is currently traded on the Nasdaq Capital Market, it has less liquidity than the stock of many other companies.
The trading volume in our common stock on the Nasdaq Capital Market has been relatively low when compared with larger companies listed on the Nasdaq Global Market or the other stock exchanges. Shareholders, therefore, may experience difficulty selling a substantial number of shares for the same price at which shareholders could sell a smaller number of shares. We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. Sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, may cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance.
General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.
We do not expect to pay any dividends for the foreseeable future and, therefore, our shareholders may be required to liquidate their shares in order to realize a return on their investment.
We have never paid a dividend on our common stock and do not anticipate paying any dividends in the foreseeable future.  Any determination to pay dividends in the future will be at the discretion of our board of directors and dependent on our results of operations, financial condition, capital requirements and other relevant factors.  Therefore, the holders of our common stock will likely be required to sell all or a portion of their shares in order to realize any return on their investment.
Certain provisions of state law could discourage certain transactions that our shareholders may otherwise deem to be in their best interest.
We are incorporated under the laws of the State of Missouri.  Although there are no provisions in our Articles of Incorporation or Bylaws intended to prevent or restrict takeovers, mergers or acquisitions, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company.  It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests.  See, "Description of Common Stock -- Anti-Takeover Effects of Certain Statutory Provisions."
Our primary shareholder group may be able to exert significant influence over shareholder decisions.
Newcastle Partners L.P. and its affiliates, including our Chairman, Mark E. Schwarz, and our Interim President, Clinton J. Coleman, collectively own or control approximately 29% of our outstanding common stock.  Therefore, this group may be able to exert significant influence over any matters submitted to a vote of shareholders, including the election of directors.  As a result, other shareholders may be discouraged from proposing, or unable to pass, any initiatives requiring shareholder approval, including the election of an alternative slate of directors.
Risks Associated with the Rights Offering and Convertible Notes
Shareholders may have their interest in the Company diluted as a result of this rights offering.
Shareholders may have their proportionate voting and ownership interest in the Company reduced as the result of the conversion of convertible notes to common stock by other holders.  Shareholders who do not fully exercise their subscription rights will not have the opportunity to offset this dilution by the conversion of their own convertible notes to common stock.
This rights offering may adversely impact the trading price of our common stock.
We cannot predict the effect of the rights offering on the market price of our common stock.
Future issuance of shares of our common stock in payment of interest and principal on our convertible notes, as well as upon the conversion of our convertible notes, may adversely affect the market price for our common stock.
We are authorized to issue up to 26,000,000 shares of common stock, of which 10,656,551 shares were issued and outstanding as of the date of this prospectus.  We are authorized to pay the accrued interest and principal on the convertible notes in shares of our common stock. The issuance of additional shares of our common stock in connection with such payments, as well as upon the conversion of the convertible notes, could adversely affect the market price for our common stock.

There may not be any active trading market for the convertible notes.
Although an application has been filed for "DTC eligibility" for over-the-counter trading of our convertible notes, the convertible notes are not currently traded on any market or exchange. In addition, the liquidity of the trading market in the convertible notes, and the market price quoted for the convertible notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects. As a result, an active trading market may not develop for the convertible notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the convertible notes may be adversely affected. In that case you may not be able to sell your convertible notes at a particular time or at a favorable price.
We have broad discretion over the use of proceeds from this rights offering, including the repayment of indebtedness held by affiliates.

Our management will have broad discretion over the use of the net proceeds from this offering.  A portion of such net proceeds are expected to be used to repay approximately $1.0 million in debt owed to Newcastle Partners, L.P., the largest shareholder of the Company and an affiliate of our Chairman, Mark E. Schwarz, and our Interim Chief Executive Officer, Clinton J. Coleman.  The remaining net proceeds are intended to be used for working capital and general corporate purposes that have not yet been specified.  Therefore, you may not agree with the manner in which we allocate and spend these net proceeds.
The net proceeds of this rights offering may not be adequate to sustain our current operations or implement our growth plans.
In recent periods, we have experienced negative cash flow largely as the result of losses from operations and significant capital expenditures, in both cases primarily attributable to our efforts to develop new Company-owned Pie Five Units and expand the Pie Five franchise network.  There can be no assurance that the net proceeds of this offering will be adequate to sustain our current level of operations or implement our future growth plans.  If the net proceeds are insufficient for these purposes, we may be required to raise additional capital, scale back our current operations and/or defer some of our growth initiatives, any of which could have an adverse impact on our financial position, results of operations and share price.
The convertible notes are the obligation of Rave and are not guaranteed by its subsidiaries.
Rave is a holding company and a legal entity separate and distinct from its subsidiaries. As a holding company without significant operations of its own, Rave's principal sources of funds are dividends, debt repayment and other distributions from its subsidiaries.  Rave's right to participate in any distribution of assets of one of its subsidiaries is subject to prior claims of creditors except to the extent that its rights, if any, as a creditor are recognized. Consequently, Rave's ability to pay interest and principal on the convertible notes may be limited.
We may not have the ability to raise the funds necessary to repurchase the convertible notes upon a "fundamental change."
Holders of the convertible notes will have the right to require us to repurchase their convertible notes upon the occurrence of a "fundamental change" at a repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any.  (See, "Description of Convertible Notes—Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes.")  However, no assurance can be provided that we will have enough available cash or be able to obtain financing at the time we are required to repurchase any convertible notes.
The convertible notes are not protected by restrictive covenants.
The indenture governing the convertible notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries.  The indenture contains no covenants or other provisions protecting holders of the convertible notes in the event of any corporate transaction not constituting a fundamental change.

The conversion rate of the convertible notes may not be adjusted for all dilutive events.
The conversion rate of the convertible notes is subject to adjustment for certain events, including certain stock dividends, subdivisions and combinations. However, the conversion rate will not be adjusted for other events, such as the issuance of common stock for cash, that may adversely affect the trading price of the convertible notes or our common stock.
The subscription price for convertible notes is not an indication of the value of the Company or our common stock.
The subscription price per convertible note and the conversion price for common stock were determined by our board of directors and do not necessarily bear any relationship to the market value of our assets or to our operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of the Company or our common stock.
You will not be able to revoke the exercise of your subscription rights.
Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if the offering is extended, there is a decline in the market price of our common stock, or other circumstances arise that cause you to change your mind about investing in the convertible notes, you will nonetheless be legally bound to proceed with your investment.
Because we may terminate this rights offering, your participation in the offering is not assured.
If we decide to terminate the rights offering for any reason, including the failure of shareholder to fully subscribe the convertible notes, we will have no obligation with respect to the subscription rights except to return any subscription payments, without interest.
You will not receive interest on subscription funds returned to you.
If we terminate this rights offering for any reason, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you any subscription payments, without interest.
The subscription rights are not transferable and there is no market for the subscription rights.
You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable to your affiliates and by operation of law. Because the subscription rights are non- transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire convertible notes to realize any value.
You need to act promptly and follow subscription instructions to avoid your subscription being rejected.
Shareholders who desire to purchase convertible notes in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Dallas, Texas time, on the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning such errors or to correct an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks Associated With Our Industry
If we are not able to compete effectively, our business, sales and earnings could be adversely affected.
The restaurant industry in general, as well as the pizza segment of the industry, is intensely competitive, both internationally and domestically, with respect to price, service, location and food quality. We compete against many national, regional and local businesses. There are many well-established competitors with substantially greater brand awareness and financial and other resources than we have. Some of these competitors may be better established in markets where we or our franchisees operate restaurants. A change in the pricing or other marketing or promotional strategies, including new product and concept developments, of one or more of our major competitors could have an adverse impact on sales and earnings and our chainwide restaurant operations.  We could also experience increased competition from existing or new companies in the pizza segment of the restaurant industry. If we are unable to compete effectively, we could experience downward pressure on prices, lower demand for our products, reduced margins, the inability to take advantage of new business opportunities and the loss of market share, all of which would have a material adverse effect on our operating results.
We also compete on a broader scale with quick service, fast casual and other international, national, regional and local restaurants. The overall food service market and the quick service restaurant sector are intensely competitive with respect to food quality, price, service, convenience and concept. We also compete within the food service market and the restaurant industry for management and hourly employees, suitable real estate sites and qualified franchisees.
Norco is also subject to competition from outside suppliers. If other suppliers who meet our qualification standards for non-proprietary items offer lower prices or better service to our franchisees for their ingredients and supplies and, as a result, our franchisees choose not to purchase these non-proprietary items from Norco, our financial condition, business and results of operations would be adversely affected.
Changes in consumer preferences and perceptions could decrease the demand for our products, which would reduce sales and harm our business.
Restaurant businesses are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, disposable purchasing power, traffic patterns and the type, number and location of competing restaurants. For example, if prevailing health or dietary preferences cause consumers to avoid pizza and other products we offer, or quick service restaurant offerings generally, in favor of foods that are perceived as more healthy, our business and operating results could be harmed.
Poor economic conditions could adversely affect our business, results of operations and financial condition.
The restaurant industry depends on consumer discretionary spending.  Weak, volatile or uncertain national, regional or local economic conditions can negatively impact consumers' ability and willingness to spend discretionary funds thereby decreasing customer traffic and/or average check per customer at our restaurants.   If these poor economic conditions persist, consumers could permanently alter their dining habits and reduce the frequency with which they dine out.  Therefore, such poor economic conditions could have a short-term or long-term adverse impact on our business, results of operations and financial condition.

USE OF PROCEEDS
We will retain broad discretion over the use of the net proceeds from our sale of convertible notes under this prospectus.  A portion of such net proceeds are expected to be used to repay approximately $1.0 million in debt owed to Newcastle Partners, L.P. pursuant to a promissory note dated December 22, 2016, which bears interest at 10% per annum and matures on April 30, 2017.  Newcastle Partners, L.P. is the largest shareholder of the Company and an affiliate of our Chairman, Mark E. Schwarz, and our Interim Chief Executive Officer, Clinton J. Coleman.  We currently anticipate that the remaining net proceeds will be used to fund continued restaurant development activity and provide working capital for general corporate purposes.
THE RIGHTS OFFERING

Terms of the Offering

Our Board of directors has declared a dividend of subscription rights to holders of record of our common stock as of the record date of December 21, 2016.  You are entitled to 0.2817% of a right for each share of common stock owned on the record date (i.e., one right for each 355 shares).  The number of rights you receive will be rounded to the nearest whole number.  No fractional rights have been issued.  Each whole right entitles you to purchase one of our 4% Convertible Senior Notes due 2022, at the par value of $100 each.

The subscription rights will expire if they are not exercised by 5:00 p.m., Dallas, Texas time, on [__________], 2017, which we refer to as the expiration date.  We may extend the expiration date for up to 30 days in our sole discretion.

To exercise subscription rights, holders must return by the expiration date a properly completed subscription rights certificate and any other required documents, along with full payment of the subscription price for all rights for which subscriptions are exercised.  Any subscription rights not exercised by the expiration date will expire without any payment to the holders of those unexercised subscription rights and become worthless.

This rights offering is subject to receipt of subscriptions for a minimum of $1,000,000 in convertible notes.  Until at least the minimum amount of convertible notes is subscribed, subscription payments will be held in an escrow account with our transfer agent, Securities Transfer Corporation.  If at least the minimum amount is not subscribed by the expiration date, all subscription payments will be returned, without interest or deduction, and no convertible notes will be issued.  If at least the minimum amount is subscribed, the convertible notes will be issued promptly following the expiration date.  We may cancel this rights offering at any time prior to the expiration date for any reason.  In the event that we cancel the rights offering, all subscription payments will be promptly returned without interest or deduction.

The convertible notes are new securities not currently traded on any market. An application has been filed for "DTC eligibility" for over-the-counter trading for the convertible notes. However, no assurance can be provided that a trading market will develop for the convertible notes.  Our common stock is quoted on the NASDAQ Capital Market under the symbol "RAVE."

Subscription Rights

Basic Subscription Rights

We are distributing to holders of record of shares of our common stock on December 21, 2016, at no cost, non-transferable subscription rights to purchase our 4% Convertible Senior Notes due 2022, at the par value of $100 each. We are distributing 0.2817% of a right for each share of common stock owned on the record date (i.e., one right for each 355 shares).  The number of rights you receive will be rounded to the nearest whole number.  No fractional rights have been issued.  The subscription rights will be evidenced by rights certificates.  Each whole right entitles you to purchase one of our 4% Convertible Senior Notes due 2022, at the par value of $100 each.  You are not required to exercise any of your subscription rights.

Over-Subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional convertible notes that were not subscribed by other rights holders pursuant to their basic subscription rights. You are entitled to exercise such over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the additional amount of convertible notes that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the additional convertible notes that you have requested to purchase (in addition to the payment due for convertible notes purchased through your basic subscription right). If the amount of convertible notes remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for convertible notes pursuant to over-subscription rights, then the available convertible notes will be allocated proportionally (subject to eliminating fractional notes) among those who properly exercised over-subscription rights based on the amount of convertible notes each rights holder subscribed for under the basic subscription right.  However, if your pro-rata allocation exceeds the over-subscription amount specified in your rights certificate, then you will receive only the amount of convertible notes that you requested, and the remaining convertible notes from your proportionate allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, Securities Transfer Corporation, acting as our subscription agent, will determine the amount of convertible notes that you may purchase pursuant to the over-subscription right. If you request and pay for more convertible notes than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of subscription rights exercised, and the amount of convertible notes requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.  If you hold your shares through a brokerage account, you should note that most brokerages permit the beneficial owner to exercise their rights on one occasion only. Accordingly, if you plan to exercise your over-subscription right, you should do so at the time that you submit your subscription to your broker.

Expiration, Extension and Cancellation

The rights offering will expire at 5:00 p.m., Dallas, Texas time, on [__________], 2017, unless we decide to extend the rights offering.  Any subscription rights not exercised on or before the expiration date will have no value and expire without any payment to the holders of the unexercised subscription rights.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

We have the sole discretion to extend the expiration date from time to time for up to 30 days by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date, we will publicly announce the extension no later than 9:00 a.m., Dallas, Texas time on the next business day after the most recently announced expiration date.

We may cancel or terminate the rights offering at any time prior to the expiration date.  Any cancellation or termination of this offering will be followed as promptly as practicable by public announcement of the cancellation or termination and any money received form subscribing rights holders will be promptly returned, without interest or deduction.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

Notwithstanding the foregoing, you may transfer your subscription rights to an existing 401(k), IRA or other similar investment plan (subject to all of the rules, regulations and restrictions of such plan) established for your benefit, or that plan may transfer such rights to you, provided that, in each case, such transfer is otherwise in compliance with all applicable federal and state securities laws.  Your subscription rights also may be transferred to any of your affiliates or by operation of law. For example, a transfer of rights to the estate of the holder upon the death of the holder would be permitted. As used in this paragraph, an affiliate means any person (including a 401(k), IRA or other similar investment plan subject to all the applicable rules, regulations and restrictions of such plan, or a partnership, corporation or other legal entity such as a trust or estate) which controls, is controlled by or is under common control with you. If your rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of this offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to us on or prior to the expiration date:

•	Your properly completed and duly executed rights certificate;

•	Any required signature guarantees or other supplemental documentation; and

•	Payment in full of $100.00 per convertible note to be purchased pursuant to the basic subscription rights and the over-subscription right.

You should carefully read and follow the instructions accompanying the rights certificate. You should deliver your rights certificate and payment to the subscription agent as provided below under "Delivery of Subscription Materials and Payment."

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of the rights offering, is not in proper form or would be unlawful. We will not pay you interest on funds delivered for the exercise of subscription rights.

Signature Guarantee

Signatures on the rights certificate do not need to be guaranteed if either (a) the rights certificate provides that the convertible notes being subscribed are to be delivered directly to the record owner of the subscription rights, or (b) the rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, which include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by mail, by hand or by overnight courier to:

Securities Transfer Corporation
2901 North Dallas Parkway, Suite 380
Plano, Texas 75093

The subscription agent's telephone number is (469) 633-0101.

You are responsible for the method of delivery of your rights certificate and subscription payment to the subscription agent. If you send your rights certificate and subscription payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration date of this offering.

Do not send your rights certificate or subscription price payment to us. Your delivery to an address other than the address set forth above will not constitute valid delivery.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full amount of convertible notes that you are subscribing (including any exercise of your over-subscription right) by:

•	Personal check drawn upon a U.S. bank payable to the subscription agent;

•	Certified check or bank draft (cashier's check) drawn upon a U.S. bank or money order payable to the subscription agent; or

•
Wire transfer of immediately available funds, to the subscription account maintained by the subscription agent at First National Bank Southwest, ABA #111924392, Account #4038515, Account Name: Securities Transfer Corporation as Agent for Rave Restaurant.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	Receipt and clearance of any uncertified check;

•	Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank, or any money order;

•	Receipt by wire transfers of good funds in the subscription agent's account designated above.

Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before the expiration date. We also urge you to consider payment by means of a certified or cashier's check or money order.

No Revocation

Once you deliver your rights certificate and payment to the subscription agent, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the expiration date, you learn information about us that you consider to be unfavorable or the market price of our common stock declines.

Issuance of Convertible Notes

We will issue and register by book entry the convertible notes purchased in the rights offering promptly following the expiration date.  The convertible notes will be registered by book entry under the name of Securities Transfer Corporation, our transfer agent, who will acting as the trustee for noteholders.  We will not issue any certificate or instrument evidencing the convertible notes. Upon issuance, the convertible notes will be transferable.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate to the subscription agent on or before the expiration date, you may exercise your subscription rights by the following guaranteed delivery procedures:

•
Deliver your full subscription payment (including any exercise of over-subscription rights) to the subscription agent in the manner set forth above under "Method of Payment" on or prior to the expiration date;

•
Deliver the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Rights Certificates" distributed with your rights certificates, at or prior to the expiration date; and

•
Deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the form provided with the "Instructions as to Use of Rights Certificates" distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an Eligible Guarantor Institution, or other institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	Your name;

•	The number of subscription rights represented by your rights certificates and the amount of convertible notes for which you are subscribing (and over-subscribing); and

•
Your guarantee that you will deliver to the subscription agent any rights certificate evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under "Delivery of Subscription Materials and Payment." Alternatively, you may transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission to (469) 633-0088. To confirm facsimile deliveries, you may call (469) 633-0101.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any subscription until all irregularities have been waived by us or cured by you within such time as we may decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form. We will also not accept your exercise of rights if your ownership of convertible notes could be deemed unlawful under applicable law or is materially burdensome to us.

If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect after the expiration date of this offering. We will not consider an exercise to be made until all defects have been cured or waived.

Notice to Bankers, Trustees or Other Depositaries

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others at the close of business on the record date, you should notify the respective beneficial owners of such shares of this offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the accounts of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we provide to you with the offering materials.

Notice to Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Subscription and Escrow Agent

We have appointed Securities Transfer Corporation as subscription agent and escrow agent for this offering. We will pay the fees and certain expenses of the subscription and escrow agent, which we estimate will total approximately $17,500. Under certain circumstances, we may indemnify the subscription and escrow agent from certain liabilities that may arise in connection with this offering.

Fees and Expenses

Other than fees charged by the subscription agent, you are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

Other Matters

We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any convertible notes from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of this offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

We will not be required to issue convertible notes to you pursuant to this offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such convertible notes if, at the expiration date of the offering, you have not obtained such clearance or approval.

No Board Recommendation

An investment in our convertible notes must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their subscription rights.

If You Have Questions about Exercising Rights

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the "Instructions as to Use of Rights Certificates" or the "Notice of Guaranteed Delivery," you should contact Clinton J. Coleman, our Interim President and Chief Executive Officer, or the subscription agent at the following addresses and telephone numbers:

Clinton J. Coleman
Rave Restaurant Group, Inc.
3551 Plano Parkway
The Colony, TX 75056
Telephone: (469) 384-5000

or

Securities Transfer Corporation
2901 North Dallas Parkway, Suite 380
Plano, Texas 75093
Telephone: (469) 633-0101

DESCRIPTION OF THE CONVERTIBLE NOTES

We will issue the convertible notes under an indenture between us and Securities Transfer Corporation, as trustee.  The terms of the convertible notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the convertible notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the convertible notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the convertible notes.

General

The convertible notes will:

•	Be our general unsecured senior obligations;

•	Be issued up to an aggregate principal amount of $3,000,000, in denominations of $100;

•	Be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see "Book-Entry, Settlement and Clearance");

•	Bear interest from the date of issuance at an annual rate of 4.0% payable annually in arrears on February 15 of each year, commencing February 15, 2018;

•	Mature on February 15, 2022, unless earlier converted or redeemed by us;

•	Be convertible to common stock effective on February 15, May 15, August 15 and November 15 of each year, unless we sooner elect to redeem the notes;

•	Be redeemable by us at 110% of par plus any accrued unpaid interest at any time on or after February 15, 2019, and prior to maturity; and

•	Be subject to repurchase by us at the option of the holders following a fundamental change (as defined below), at 100% of par plus accrued unpaid interest.

Interest and, at maturity, principal will be paid to the person in whose name a convertible note is registered on a record date 10 business days prior to the payment date. At our discretion, interest and principal payments may be paid in cash or shares of our common stock. If interest or principal is paid in shares of our common stock, the number of shares to be issued will be based on the average of the closing prices of our common stock as reported by Bloomberg L.P. for the 30 trading days preceding the applicable record date.  Fractional shares will not be issued and the final number of shares of our common stock will be rounded up to the next whole share.

Holders may convert their notes to shares of our common stock effective on February 15, May 15, August 15 and November 15 of each year, unless we sooner elect to redeem the convertible notes.  The conversion right is exercisable by written notice from the noteholder to the trustee, which notice is irrevocable.  Notes will be converted to shares of our common stock on the next scheduled conversion date following 10 business days after receipt of a conversion notice by the trustee.  The conversion price is $2.00 per share of common stock (i.e., 50 shares per convertible note), subject to adjustment as described below.  We will pay accrued interest through the effective date of the conversion in cash or, at our sole discretion, in shares of our common stock.

At our discretion, at any time on or after February 15, 2019, we are entitled to redeem outstanding notes at 110% of par plus any accrued interest.  We will give you notice of our intent to redeem convertible notes at least 60 days prior to redemption and you will have 30 days after the date of such notice to elect to convert your notes to shares of our common stock prior to redemption, after which the notes will cease to be convertible.

The indenture does not contain any financial covenants and does not restrict us from incurring other indebtedness, paying dividends or issuing or repurchasing our other securities. Other restrictions are described under "Fundamental Change Permits Holders to Require Us to Repurchase Notes" and "Consolidation, Merger and Sale of Assets" below.  See also the risks described under "Risk Factors—Risks Related to This Offering and the Notes."

Purchase and Cancellation

We will cause all convertible notes surrendered for payment, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee, to be delivered to the trustee for cancellation. All convertible notes delivered to the trustee will be cancelled promptly by the trustee. No convertible notes will be authenticated in exchange for any convertible notes cancelled as provided in the indenture.

Payments on the Convertible Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds or in shares of our common stock, at our discretion, to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its office in Dallas, Texas as a place where convertible notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the convertible notes.

A holder of convertible notes may transfer or exchange such notes at the office of the registrar in accordance with the indenture. The registrar, paying agent and trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee, the paying agent or the registrar for any registration of transfer or exchange of convertible notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase.

The registered holder of a convertible note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 4.0% per year until maturity. Interest on the convertible notes will accrue from the date of initial issuance or from the most recent date on which interest has been paid.  Interest will be payable annually in arrears on February 15 of each year, commencing February 15, 2018. Accrued interest will also be paid on the effective date of conversion of any note.  Interest will be paid to the person in whose name a convertible note is registered on a record date 10 business days prior to the payment date. Interest on the convertible notes will be computed on the basis of a 360-day year composed of twelve 30-day months. At our discretion, interest payments may be paid in cash or shares of common stock. If interest is paid in shares of our common stock, the number of shares to be issued will be based on the average of the closing prices of our common stock as reported by Bloomberg L.P. for the 30 trading days preceding the applicable record date.  Fractional shares will not be issued and the final number of shares of common stock rounded up to the next whole share.

If any interest payment date, any conversion date, the maturity date or any earlier required repurchase date upon a fundamental change falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term "business day" means, with respect to any convertible note, any day other than a day on which U.S. banking institutions are authorized or required by law or regulation to close or be closed.

Ranking

The convertible notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the convertible notes. The convertible notes will rank equal in right of payment with all of Rave's liabilities that are not so subordinated. The convertible notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The convertible notes will rank structurally junior to the indebtedness and other liabilities of Rave's direct and indirect subsidiaries. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding convertible notes.

Redemption

We may at our option redeem the convertible notes at any time on or after February 15, 2019, by payment of an amount in cash equal to 110% of the par value plus any accrued interest.  We will provide notice to the trustee and the depositary at least 75 days before any redemption date and will provide notice to you at least 60 days before any redemption date.  You will have 30 days after the date of your notice to elect to convert your notes to shares of our common stock prior to redemption, after which the notes will cease to be convertible. The depositary will initially be the Depository Trust & Clearing Corporation, or DTC. No "sinking fund" is provided for the convertible notes and we are not required to retire the notes periodically.

Conversion Rights and Procedure

Noteholders may convert their notes to shares of our common stock effective on February 15, May 15, August 15 and November 15 of each year, unless we sooner elect to redeem the convertible notes.  Notes may not be partially converted.  The conversion right is exercisable by the noteholder completing and delivering to the trustee a written conversion notice, which notice is irrevocable.  Notes will be converted to shares of our common stock on the next scheduled conversion date following 10 business days after receipt of a conversion notice by the trustee.  The conversion price is $2.00 per share of common stock (i.e., 50 shares per convertible note), subject to adjustment as described below.  We will pay accrued interest through the effective date of the conversion in cash or, at our sole discretion, in shares of our common stock.  The conversion right is exercisable in the sole discretion of the noteholder.

Conversion Rate Adjustments

The conversion rate will be adjusted if shares of common stock are issued as a dividend or other distribution on all or substantially all shares of our common stock, or if the Company effects a share split or share combination on its common stock. In such event, the conversion rate will be adjusted based upon the ratio of the number of shares outstanding immediately prior to such event over the number of shares outstanding immediately after such event multiplied by the conversion rate prior to the event.

The conversion rate will also be adjusted if a "make-whole fundamental change" occurs, as defined in the following section.  The conversion price will be determined by reference to the stock price deemed paid per share in the make-whole fundamental change transaction.  If the make-whole fundamental change conversion price is less than the conversion price, then the difference will determine the number of additional shares to be received per $100 principal amount of note converted.  If the make-whole fundamental change conversion price is equal to or more than the conversion price, then no additional shares will be received upon conversion.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a "fundamental change" (as defined below) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their outstanding convertible notes. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A "fundamental change" will be deemed to have occurred if any of the following occurs(with the first two being defined as "make-whole fundamental changes"):

(1)
A "person" or "group" within the meaning of Section 13(d) of the Exchange Act (other than Rave, its direct and indirect subsidiaries and their respective employee benefit plans, and Newcastle Partners L.P. and its affiliates), files a Schedule 13D, Schedule 13G or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person or group, as the case may be, has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of shares of our common equity representing more than 50% of the voting power of our common equity;

(2)
The consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of the Company pursuant to which all or substantially all shares of the common stock will be converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Rave and its direct and indirect subsidiaries, taken as a whole, to any person other than Rave or one or more of its direct or indirect subsidiaries; provided , however, that a transaction in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the voting power of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause;

(3)	Our shareholders approve any plan or proposal for our liquidation or dissolution; or

(4)	Our common stock ceases to be listed or quoted on any U.S. national securities exchange.

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 50% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on a U.S. national securities exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the convertible notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	The events causing a fundamental change;

•	The date of the fundamental change;

•	Whether the fundamental change is a make whole fundamental change, which means the conversion price will be adjusted;

•	The last date on which a holder may exercise the repurchase right;

•	The fundamental change repurchase price;

•	The fundamental change repurchase date;

•	If applicable, the conversion rate and any adjustments to the conversion rate;

•
If applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	The procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the convertible notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent.

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the convertible notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture.

Consolidation, Merger and Sale of Assets

If we are a constituent party to a merger, or if we sell all or substantially all of our assets to a third party, and our common stockholders are entitled to receive cash, securities or other property for shares of their common stock as a result of the transaction, then noteholders will be entitled to convert their notes into the kind and amount of cash, securities or other property, based on the conversion price in effect immediately prior to the transaction.

Events of Default

Each of the following will constitute an event of default with respect to the notes under the indenture:

(1)	Default in any payment of interest on any convertible note when due and payable and the default continues for a period of 60 days;

(2)	Default in the payment of principal of any convertible note at its maturity, upon required repurchase, upon declaration of acceleration, or otherwise;

(3)	Material breach of the indenture, other than payment of interest or principal when due, which remains uncured for 90 days following notice thereof by the trustee; or

(4)	Certain events of bankruptcy, insolvency, or reorganization.

If an event of default occurs and is continuing, the holders of at least a majority in principal amount of the outstanding convertible notes by written notice to us and the trustee, may, and the trustee at the request of such holders (subject to the provisions of the indenture) shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the convertible notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such an acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Modification and Amendment

We and the trustee may amend or supplement the indenture or the convertible notes without notice to or the consent of any holder of the notes:

•	To cure any ambiguity, inconsistency or omission in the indenture or the convertible notes in a manner that does not adversely affect the rights of any holder;

•	To cure any defect or error in the indenture or the convertible notes or to conform the terms of the indenture or the convertible notes to the description thereof in this prospectus;

•	To provide for the assumption of Rave's obligations by a permitted successor company;

•	To add guarantees with respect to the convertible notes;

•	To secure the convertible notes;

•	To add to the covenants of the Company such further covenants, restrictions or conditions for the benefit of the holders or surrender any right or power conferred upon the Company;

•	To make any change that does not materially adversely affect the rights of any holder of convertible notes; or

•	To appoint a successor trustee under the indenture with respect to the convertible notes.

 Without the consent of the majority of the holders of the outstanding note affected, no amendment may:

•	Reduce the percentage in aggregate principal amount of convertible notes whose holders must consent to an amendment of the indenture or waive any past event of default;

•	Reduce the rate of or extend the stated time for payment of interest on any convertible note;

•	Reduce the principal amount or extend the maturity date of any convertible note;

•	Make any change that impairs or otherwise adversely affects the conversion rights of any notes;

•
Reduce the redemption price or the fundamental change repurchase price of any convertible note or amend or modify in any manner adverse to the holders of convertible notes our obligation to make such payments whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	Make any note payable in a currency other than U.S. dollars;

•	Make any change which adversely affects the ranking of the convertible notes;

•
Impair the right of any holder to receive payment of principal of and interest on the convertible notes on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder's convertible notes; or

•	Make any change in the amendment or waiver provisions of the indenture

Book-Entry, Settlement and Clearance

The Global Notes

The convertible notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the "global notes"). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•
Upon deposit of a global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the subscription agent; and

•
Ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the convertible notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	Will not be entitled to have notes represented by the global note registered in their names;

•	Will not receive or be entitled to receive physical, certificated notes; and

•
Will not be considered the owners or holders of the convertible notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of convertible notes under the indenture (and if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).  Payments of principal and interest with respect to the convertible notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds or shares of our common stock, as herein provided.

DESCRIPTION OF COMMON STOCK
General
Our authorized capital stock consists solely of 26,000,000 shares of common stock, par value $0.01 per share.  As of the date of this prospectus, 10,656,551 shares of our common stock were outstanding.  In addition, 1,903,840 shares of our common stock are reserved for issuance under our equity compensation plans.  Our common stock is currently traded on the Nasdaq Capital Market under the symbol "RAVE."
The following description of our common stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, the provisions of Missouri corporate law and other applicable state law.
Dividend, Liquidation and Other Rights.   Holders of shares of our common stock are entitled to receive ratably those dividends that may be declared by our board of directors out of legally available funds.  Our board of directors will determine if and when distributions may be paid. However, we have never paid dividends on our common stock and our board of directors intends to continue this policy for the foreseeable future in order to retain earnings for development of our business.  The holders of shares of our common stock have no preemptive, subscription or conversion rights. All shares of our common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities.

Voting Rights.  Each outstanding share of our common stock entitles the holder to one vote on all matters presented to our shareholders for a vote.  The holders of a majority of the outstanding shares of our common stock constitute a quorum at any meeting of our shareholders.  Assuming the presence of a quorum, directors are elected by the affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the meeting.  Our common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors.  Amendments to our Articles of Incorporation must be approved by the affirmative vote of the holders of a majority of all outstanding shares of our common stock.  Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and represented at the meeting in person or by proxy is required for the approval of substantially all other matters.
Anti-Takeover Effects of Certain Statutory Provisions
There are no provisions in our Articles of Incorporation or our Bylaws intended to prevent or restrict takeovers, mergers or acquisitions of our Company.  However, certain provisions of Missouri corporate law could have the effect of discouraging others from attempting hostile takeovers of our Company.  It is possible that these provisions could make it more difficult to accomplish transactions which our shareholders may otherwise deem to be in their best interests.
Control Share Acquisition Provisions
Missouri corporate law contains provisions governing "control share acquisitions."  These provisions generally provide that any person or entity crossing a 20%, 33.33% or 50% threshold in ownership of the outstanding voting shares of a publicly-held Missouri corporation will be denied voting rights with respect to any shares above the threshold, unless such voting rights are approved by the holders of a majority of all outstanding voting shares and a majority of the outstanding voting shares held by disinterested shareholders.  The shareholders or board of directors of a Missouri corporation may elect to exempt its stock from the control share acquisition statute through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  However, neither our Articles of Incorporation nor our Bylaws exempt our common stock from the Missouri control share acquisition statute.  Therefore, the statute could discourage persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition was in the best interest of our shareholders.
Shares acquired directly from the corporation or upon conversion of debt securities are not considered in calculating the ownership thresholds of the Missouri control share provisions.  Therefore, neither the exercise of rights to purchase our convertible notes nor the conversion of such notes to shares of our common stock is expected to implicate these control share provisions.
Business Combination Provisions
Missouri corporate law also contains provisions governing "business combinations" with interested shareholders, which may also have an effect of delaying or making it more difficult to effect a change in control of our Company.  The statute prevents an "interested shareholder" in a Missouri corporation from entering into a "business combination" with such corporation or any subsidiary of such corporation unless certain conditions are met.  An "interested shareholder" is defined as the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a Missouri corporation, or an affiliate or associate thereof.  A "business combination" includes any merger or consolidation with an interested shareholder, the sale, lease exchange, mortgage, pledge, transfer or other disposition of 10% or more of the corporation's assets to an interested shareholder, and certain other issuances, adoptions and reclassifications involving an interested shareholder.
A corporation affected by these Missouri statutes may not engage in a business combination with an interested shareholder for a period of five years following the date on which such interested shareholder became an interested shareholder, unless such business combination or the purchase of stock was approved by the corporation's board of directors on or prior to such date.  If pre-approval was not obtained, then after the expiration of the five-year period the combination may be consummated with the approval of a majority of the voting power held by disinterested shareholders or if the consideration to be paid by the interested shareholder is at least equal to the highest of certain specified thresholds.
Takeover Bid Provisions
Missouri law also governs "takeover bids."  A "takeover bid" is the acquisition of or offer to acquire, pursuant to a tender offer or request or invitation for tenders,  any equity securities with voting rights, if after acquisition the offeror would own more than 5% of any class of equity securities.  An "equity security" is any stock, bond or other obligation of a target company, the holder of which has the right to vote for the board of directors of the target company.

The statute prohibits any takeover bid by a person or entity unless a special registration statement is filed with the commissioner of securities and delivered to the target company.  The special registration statement must include a significant amount of information including, among other things, all informational material that the offeror proposes to disclose to the offerees, the identity and background of all persons and entities on whose behalf the acquisition is to be effected, the exact title and number of shares outstanding being sought by the offeror, and the source and amount of funds or other consideration to be used in the acquisition.

Limitation of Liability and Indemnification
 Our Articles of Incorporation and Bylaws include indemnification provisions under which we have agreed to indemnify our directors, officers, employees and agents to the fullest extent permissible by law. These provisions may discourage derivative litigation against our directors and officers even if such action, if successful, might benefit us and our shareholders. Furthermore, our shareholders may be adversely affected to the extent we are required to pay the costs of defense, settlement or damages on behalf of our directors or officers pursuant to these indemnification provisions.
Transfer Agent
The transfer agent and registrar for our common stock is Securities Transfer Corporation.

FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to U.S. holders, as defined below, of the receipt, lapse, or exercise of the subscription rights distributed pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder could be subject to different tax consequences.

For purposes of this discussion, a U.S. holder is a holder of our common stock that is:

•	A citizen or resident of the United States;

•	A corporation, partnership or other entity created in or organized under the laws of the United States or any state or political subdivision thereof;

•	An estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
A trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the position was litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that your shares of common stock and the subscription rights and securities issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Subscription Rights

Each whole subscription right entitles the holder to purchase one of our 4% Convertible Senior Notes due 2022, at the par value of $100 each. Generally, the distribution of stock by a corporation to its shareholders with respect to their stock is not taxable to such shareholders pursuant to Section 305(a) of the Code. For such purpose, a distribution of rights to acquire stock of the distributing corporation constitutes a distribution of stock.

The Tax Court and the Internal Revenue Service ("Service") have extended this definition of "stock" to include rights to acquire bonds which are convertible into stock, provided the value of the rights is attributable to the conversion privilege and not to the privilege of acquiring a form of convertible debt. Powel v. Cmr., 27 B.T.A. 55 (1932), acq., XIII-2 C.B. 15 (1934); GCM 13275, XIII-2 C.B. 121 (1934); GCM 37260 (1977).  In the event that rights to acquire convertible bonds have value independent of the right of the conversion privilege, the rights distribution would be a distribution of property (as defined in Section 317(a) of the Conde) taxable under Section 301 of the Code. Under Section 301, distributions are treated as follows: first, as a dividend to the extent of the distributing corporation's earnings and profits; second, as a tax-free return of capital to the extent of the distributee-shareholder's adjusted basis in its shares; and third, as gain from the sale or exchange of the distributee-shareholder's shares. Section 301(c).

In this case, the subscription rights are to acquire convertible notes, not Company common stock. Since a subscription right holder can acquire a $100 par value convertible note by paying $100 in cash, and since the fair market value of a 4% note with the attributes of the convertible notes without a conversion privilege would likely sell at less than face value under current market conditions, it is reasonable to conclude that the subscription rights have no value independent of the ability of the convertible notes to convert into our common stock. Accordingly, the distribution of the subscription rights should qualify as tax-free under Section 305 of the Code.

However, if a distribution of stock or rights to acquire stock is within one of several exceptions to the general rule of Section 305(a) set forth in Section 305(b) of the Code, the distribution may be taxable to the shareholders of the distributing corporation as described below.

Section 305(b)(2) is an exception to the general rule of Section 305(a) that applies to a "disproportionate distribution." Pursuant to Section 305(b)(2), a distribution (or a series of distributions of which such a distribution is one) of stock rights constitutes a "disproportionate distribution," and is therefore taxable, if the distribution results in (a) the receipt of property, including cash, by some shareholders, and (b) an increase in the proportionate interest of other shareholders in the assets or earnings and profits of the distributing corporation. For this purpose, the term "property" means money, securities, and any other property, except that such term does not include stock in the corporation making the distribution or rights to acquire such stock. A "series of distributions" encompasses all distributions of stock made or deemed made by a corporation which have the result of receipt of cash or property by some shareholders and an increase in the proportionate interests of other shareholders. It is not necessary for a distribution of stock to be considered as one of a series of distributions that such distribution be pursuant to a plan to distribute cash and property to some shareholders and to increase the proportionate interests of the other shareholders. Rather, it is sufficient if there is a distribution (or a deemed distribution) having such effect. In addition, there is no requirement that both elements of Section 305(b)(2) of the Code occur in the form of a distribution or series of distributions as long as the result is that some shareholders receive cash and property and other shareholders' proportionate interests increase. Under the applicable Treasury Regulations, where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock, or where a distribution is made more than 36 months following the receipt of cash or property, such distribution or distributions will be presumed not to result in the receipt of cash or property by some shareholders and an increase in the proportionate interest of other shareholders, unless the receipt of cash or property by some shareholders and the distribution or series of distributions are made pursuant to a plan.

We believe that the distribution of subscription rights in the rights offering does not constitute an increase in the proportionate interest of some shareholders in the assets or earnings and profits of the Company for the purpose of Section 305(b)(2) because all of our stockholders will receive subscription rights in the rights offering based upon their respective ownership of our common stock. Accordingly, we do not believe that the rights offering should constitute part of a "disproportionate distribution," pursuant to Section 305(b)(2) of the Code. However, there can be no assurances that our application of Section 305 to the rights offerings is accurate. In the event the IRS successfully asserts that your receipt of subscription rights is currently taxable pursuant to Section 305(b) of the Code, the discussion under the heading "Alternative Treatment of Subscription Rights" describes the tax consequences that will result from such a determination.

Receipt of Subscription Rights

You should not recognize any gain or other income upon receipt of a subscription right in the rights offering. However, there can be no assurance of this result. Your tax basis in each subscription right for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of stock on the date you receive the subscription rights. The tax basis of the subscription rights received by you will be zero unless either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value of the common stock with respect to which they are received, or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights. If either (i) or (ii) is true, then if you exercise the subscription rights, your basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed.

Your holding period for subscription rights will include your holding period for the shares of common stock upon which the subscription right is issued.

Expiration of Subscription Right.

If you allow your subscription rights to expire unexercised, you should not recognize any gain or loss. If you have tax basis in the subscription rights, the tax basis of the shares owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such shares immediately prior to the receipt of the subscription rights.

Exercise of Subscription Rights

You should not recognize a gain or loss on the exercise of a subscription right. Rev. Rul. 72-71, 1972-1 C.B. 99. The tax basis of the convertible notes acquired through exercise of your subscription rights will be equal to the sum of your tax basis in the subscription right exercised (which should be zero) and the subscription price of $100.00 per convertible note.

The holding period of the convertible notes purchased through the rights offering will begin on the date that you exercise your subscription rights. I.R.C. §1223(6); Rev. Rul. 72-71. Interest on the convertible note will be taxed as ordinary income to the noteholder. The timing of the interest inclusion will depend on the noteholder's method of accounting. The receipt of common stock that is attributable to accrued and unpaid interest on the convertible notes not yet included in income by a U.S. noteholder will be taxed as ordinary income.

Sale, Exchange or Redemption of Convertible Notes

A noteholder will recognize gain or loss upon the sale or exchange (other than redemption) of the convertible note in an amount equal to the difference between the amount of cash received (except to the extent that cash received is attributable to interest which has not been included in income) and the noteholder's adjusted basis in the convertible note. The gain or loss will be long-term capital gain or loss if the noteholder's holding period exceeds one year.

If the convertible notes are redeemed by the Company, the taxation of such redemption may depend upon whether the convertible notes are considered debt or equity in the Company. If treated as debt, the redemption would be subject to the same sale or exchange treatment discussed above. If treated as equity, then the redemption will be treated as a distribution subject to Section 301 of the Code unless the redemption qualifies under Section 302(b) of the Code as (1) a "complete termination" of the shareholder's interest in the Company, (2) "substantially disproportionate," or (3) "not essentially equivalent to a dividend." In determining whether any of these tests has been met, certain constructive ownership rules set forth in Section 318 of the Code must generally be taken into account pursuant to Section 302(c). If any of these three tests is met, the Company's redemption of the convertible notes for cash will be treated, as to that shareholder, as an exchange under Section 302(a) of the Code giving rise to gain or loss to the extent of the difference between the redemption proceeds and the shareholder's adjusted basis in the redeemed convertible notes (except to the extent that cash received is attributable to interest which has not been included in income). If none of these tests are met, and the amounts received in redemption of the convertible notes are treated as distributions under Section 301 of the Code, then the shareholder's basis in the convertible notes so redeemed will be transferred to the shareholder's remaining holdings in the Company. Treas. Reg. §1.302-2(c).

The fact that the subscription rights are treated like "stock" under Section 305 and that the convertible notes will be held (if the subscription rights are exercised) in the same proportion as the common stock of the Company might seem to suggest that the convertible notes will be considered stock in the Company. However, in the absence of authority treating convertible notes as stock, and in light of the debt characteristics of the convertible notes in this case, we believe that the convertible notes should be respected as debt upon redemption and subject to the general sale or exchange rules outlined above.

The conversion of the convertible notes into our common stock should qualify as a reorganization under Section 368(a)(1)(E) of the Code. Under Section 354(a) of the Code, the surrender of securities in exchange for stock pursuant to a reorganization is tax-free. Treas. Reg. §1.354-1(a). Even if the conversion does not qualify as a Section 368(a)(1)(E) reorganization, the Service has held that the surrender of corporate bonds for stock is not a taxable event. Rev. Rul. 72-265, 1972-1 C.B. 222. Thus, the receipt of common stock in conversion of the convertible notes should not have any tax consequence, except for common stock attributed to accrued but unpaid interest.

To the extent that the common stock received upon conversion is attributed to accrued but unpaid interest on the convertible notes, such common stock will be treated as interest income under Section 354(a)(2)(B). This treatment should only concern shareholders on the cash method of accounting, since shareholders on the accrual method of accounting would have previously included such interest into income.

Cash dividends paid on the common stock will be taxable as ordinary income to the extent of our earnings and profits, if any. To the extent that the dividends paid on the common stock exceed the Company's earnings and profits, the distributions will be taxed: first, as the tax-free return of the shareholder's adjusted basis in the common stock; and second, as gain from the sale or exchange of the common stock. Section 301(c).

A shareholder's basis in the common stock received in conversion of the convertible notes will be the same as the shareholder's basis in the convertible notes, increased by the value of any common stock received for accrued but unpaid interest on the convertible notes. Section 358(a); Rev. Rul. 72-71. The holding period of the common stock received in conversion of the convertible notes should include the holding period of the convertible notes. Section 1223(1). The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received.

Gain or loss on the sale or exchange (other than by redemption) of the common stock received in conversion of the convertible notes will be recognized by the shareholder to the extent of the difference between the amount received and the shareholder's adjusted basis in the common stock. There are several non-recognition provisions in the Code, which might defer the recognition of this gain or loss to the shareholder.

Non-U.S. Holders

Although the U.S. normally imposes a 30% withholding tax on U.S. source interest income of non-U.S. persons under I.R.C. §§871(a), 881(a), the U.S. does not tax portfolio interest received by non-resident individuals and corporations per I.R.C. §§871(h), 881(c). "Portfolio interest" means any interest which, but for the portfolio interest exception, would be subject to withholding tax under the Code paid in respect of an obligation in registered form and in respect of which the issuer has received a Form W-8BEN or other required statement as to qualification.

As with interest, the U.S. generally imposes a 30% withholding tax on payments of dividends, subject to reduction by an applicable treaty. A non-U.S. person must demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form.

Generally, non-U.S. holders will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion, or other disposition of bonds or common stock, other than with respect to payments of interest or dividends. The exemption from U.S. taxation does not apply to (1) gain effectively connected to a U.S. trade of business, (2) the 183 days or more presence test by the non-U.S. holder, or (3) the rules under Foreign Investment in Real Property Tax Act.

Provisions referred to as "FATCA" may impose withholding tax on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury. Any obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity with respect to dividends began January 1, 2014, and with respect to the gross proceeds of a sale or other disposition of common stock will begin January 1, 2017. Prospective investors should consult their tax advisors.

Alternative Treatment of Subscription Rights

In the unlikely event that the IRS were to successfully assert that the distribution of subscription rights resulted in a "disproportionate distribution" or is otherwise taxable pursuant to Section 305(b), each holder would be considered to have received a distribution with respect to such holder's stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of the shareholder's ratable share of our current and accumulated earnings and profits. The amount of any distribution in excess of our earnings and profits would be applied to reduce, but not below zero, the tax basis in your stock, and any excess generally would be taxable to you as capital gain (long-term, if your holding period with respect to your common stock is more than one year as of the date of distribution, and otherwise short-term). Under current law, so long as certain holding period requirements are satisfied, the maximum federal income tax rate on most dividends received by individuals is generally 15% or 20%. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of distribution and the holding period for the rights would begin upon receipt.

Assuming the receipt of subscription rights in the rights offering is a taxable event, if your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.

PLAN OF DISTRIBUTION
We are offering the convertible notes underlying the subscription rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Securities Transfer Corporation is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying convertible notes. Therefore, we anticipate that the role of our officers and employees in this offering will be limited to:

•	Responding to inquiries of potential purchasers, provided the response is limited to information contained in the registration statement of which this prospectus is a part; and

•	Ministerial and clerical work involved in effecting transactions pertaining to the issuance of the convertible notes underlying the rights.

We intend to distribute and deliver this prospectus by hand or by mail only, and not by electronic delivery. Also, we intend to use printed prospectuses only, and not any other forms of prospectus.

We are distributing to the holders of record of our common stock on December 21, 2016, at no charge, non-transferable subscription rights to purchase our 4% Convertible Senior Notes due 2022, par value of $100 each. We are distributing 0.2817% of a right for each share of common stock owned on the record date (i.e., one right for each 355 shares).  Each whole right entitles the holder to purchase one convertible note at the par value of $100. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional subscription rights or pay cash in lieu of fractional rights, but will round the aggregate number of rights you are entitled to receive to the nearest whole number.

We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing shareholders that exercise all of their basic subscription privileges the opportunity to purchase the convertible notes that are not purchased by other shareholders.

If you wish to exercise your over-subscription privilege, you should indicate the amount of additional convertible notes that you would like to purchase in the space provided on your rights certificate. When you send in your rights certificate, you must also send the full purchase price for the additional convertible notes that you have requested to purchase (in addition to the payment due for convertible notes purchased through your basic subscription privilege). If the amount of convertible notes remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for convertible notes pursuant to over-subscription rights, then the available convertible notes will be allocated proportionally (subject to eliminating fractional notes) among those who properly exercised over-subscription rights based on the amount of convertible notes each rights holder subscribed for under the basic subscription right.  However, if your pro-rata allocation exceeds the over-subscription amount specified in your rights certificate, then you will receive only the amount of convertible notes that you requested, and the remaining convertible notes from your proportionate allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, Securities Transfer Corporation, acting as our subscription agent, will determine the amount of shares of convertible notes that you may purchase pursuant to the over- subscription privilege.  Promptly after the expiration date and after all allocations and adjustments have been effected, the convertible notes will be issued in book-entry form and will be represented by permanent global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. If you request and pay for more convertible notes than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the amount of convertible notes that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

We will pay Securities Transfer Corporation, the subscription and escrow agent, a fee of approximately $16,000 plus expenses, for its services in connection with this offering. We also have agreed to indemnify the subscription and escrow agent under certain circumstances from any liability it may incur in connection with this offering.

The convertible notes are not currently traded on any market. An application has been filed for "DTC eligibility" for over-the-counter trading of the convertible notes.  We expect that shares of our common stock into which notes are convertible will be traded on the Nasdaq Capital Market under the symbol "RAVE," the same symbol under which our currently outstanding shares of common stock now trade.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by McGuire, Craddock & Strother, P.C., Dallas, Texas.
EXPERTS
Our consolidated financial statements at June 26, 2016 and June 28, 2015, and for each of the fiscal years then ended, appearing in our Annual Report on Form 10-K for the year ended June 26, 2016, have been audited by Montgomery Coscia Greilich LLP, independent registered public accounting firm, as set forth in their report thereon included therein.  Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended June 26, 2016, in reliance on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or the SEC website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov.  You may also find our SEC filings and other relevant information about us on our website at www.raverg.com.  However, the information on our website is not a part of this prospectus or any prospectus supplement.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC.  This permits us to disclose important information to you by referencing these filed documents.  Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement, or after the date on the cover of this prospectus or any prospectus supplement, will automatically be deemed to update and supersede this prospectus and any such prospectus supplement.  We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 0-12919 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:
•	Our Annual Report on Form 10-K for the fiscal year ended June 26, 2016;
•	Our definitive proxy statement filed on October 4, 2016;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2016;

•	Our Current Report on Form 8-K filed on November 17, 2016; and
•
The description of our common stock contained in our registration statement on Form S-1 (File No. 33-38729) filed with the SEC on January 23, 1991, including all amendments and reports filed for purposes of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:
Rave Restaurant Group, Inc.
3551 Plano Parkway
The Colony, Texas 75056
Attention:  Chief Financial Officer
Telephone: (469) 384-5000

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses expected to be incurred by registrant in connection with this registration statement.  All items below are estimates, other than the registration fees payable to the Securities and Exchange Commission ("SEC").
SEC registration fee	$350
Printing expenses	$3,500
Accounting fees and expenses	$1,000
Legal fees and expenses	$75,000
Subscription Agent fees and expenses	$17,500
Miscellaneous	$2,650
Total	$100,000

Item 15. Indemnification of Directors and Officers.
Section 351.355(1) of the Missouri General and Business Corporation Law ("MGBCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 351.355(2) of MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.
Section 351.355(3) of MGBCL provides that, except as otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of MGBCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with such action, suit or proceeding.
Section 351.355(5) of MGBCL provides that expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of Section 351.355 of the MGBCL, provided such additional indemnification is either (i) authorized, directed or provided for in the corporation's articles of incorporation or an amendment thereof, or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
Article XI of registrant's Articles of Incorporation and Article XI of registrant's Bylaws require that registrant indemnify the persons specified in subsection (1) or (2) of Section 351.355 of MGBCL to the full extent permitted thereby.  Article XI of registrant's Articles of Incorporation also permits the registrant to enter into agreements with any of its directors or officers, or any person serving at its request as a director or officer of another corporation, providing such indemnification as deemed appropriate to the extent permitted by law.
Item 16. Exhibits.
Exhibit #	Description

3.1	Amended and Restated Articles of Incorporation of Rave Restaurant Group, Inc. (filed as Exhibit 3.1 to Form 8-K filed January 8, 2015 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Rave Restaurant Group, Inc. (filed as Exhibit 3.2 to Form 8-K filed January 8, 2015 and incorporated herein by reference).
4.1#	Form of Indenture for 4% Convertible Senior Notes due 2022.
5.1#	Opinion of McGuire, Craddock & Strother, P.C.
23.1*	Consent of Montgomery Coscia Greilich LLP.
23.2*	Consent of McGuire, Craddock & Strother, P.C.
24.1*	Power of Attorney (included on signature page hereto).
99.1*	Form of Instructions as to Use of Rights Certificates.
99.2*	Form of Notice of Guaranteed Delivery for Rights Certificate.
99.3*	Form of Letter to Security Holders Who Are Record Holders.
99.4*	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5*	Form of Letter to Clients of Security Holders Who Are Beneficial Holders.
99.6*	Form of Nominee Holder Certification Form.
99.7*	Substitute Form W-9 for Use with the Rights Offering.
99.8*	Form of Beneficial Owner Election Form.
99.9*	Form of Rights Certificate
99.10*	Subscription, Escrow and Information Agent Agreement dated December 22, 2016, between Rave Restaurant Group, Inc. and Securities Transfer Corporation.
________________________

* Filed herewith.
# To be filed by amendment.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i), 1(ii) and 1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
 (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
 (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
 (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
 (8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
 (9) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Colony, State of Texas, on the 22nd day of December, 2016.
RAVE RESTAURANT GROUP, INC.

By:	/s/ CLINTON J. COLEMAN
Clinton J. Coleman, Interim President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark E. Schwarz, Clinton J. Coleman and Timothy E. Mullany, and each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him in his name, place and stead, in any and all capacities, in connection with this registration statement to sign and file in the name and on behalf of the undersigned as director or officer of the registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this registration statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ MARK E. SCHWARZ Mark E. Schwarz	Chairman and Director	December 22, 2016

/s/ CLINTON J. COLEMAN Clinton J. Coleman	Interim President & Chief Executive Officer (principal executive officer) and Director	December 22, 2016
/s/ TIMOTHY E. MULLANY Timothy E. Mullany	Chief Financial Officer (principal financial and accounting officer)	December 22, 2016

/s/ WILLIAM C. HAMMETT, JR. William C. Hammett, Jr.	Director	December 22, 2016
/s/ STEVEN M. JOHNSON Steven M. Johnson	Director	December 22, 2016
/s/ ROBERT B. PAGE Robert B. Page	Director	December 22, 2016
/s/ RAMON D. PHILLIPS Ramon D. Phillips	Director	December 22, 2016